WELLS FARGO(logo)	Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 2016, by and among CCRE COMMERCIAL MORTGAGE SECURITIES, L.P., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, AEGON USA REALTY ADVISORS, LLC, as Potomac Mills Special Servicer, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, Paying Agent and Custodian, PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and Asset Representations Reviewer with respect to Commercial Mortgage Pass-Through Certificates, CFCRE 2016-C6 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank

Together we’ll go far

Wells Fargo Bank, N.A.

SERVICING FUNCTION PARTICIPANTS

CFCRE 2016-C6

CoreLogic Commercial Real Estate Services, Inc.

National Tax Search, LLC

Berkeley Point (Limited)

Berkeley Point Capital LLC